Exhibit 10.1
Evergreen Solar, Inc.
Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as Lender and Security Agent,
Deutsche Bank Luxembourg S.A.
Bayerische Hypo- und Vereinsbank Aktiengesellschaft
HVB Banque Luxembourg Société Anonyme
NORD/LB Norddeutsche Landesbank Girozentrale Mitteldeutsche Landesbank
IKB Deutsche Industriebank AG
Sachsen Bank unselbständige Anstalt der Landesbank Baden-Württemberg
Sovello AG as borrower
agree as follows:
Guarantee
Preamble
All terms set in italics in this Guarantee have the same meaning defined in the syndicated loan agreement dated 30 April, 2007, as amended on 22 May 2007 and on 01 September 2008 regarding a syndicated loan in the amount of EUR 192,500,000.00 granted to Sovello AG (Loan Agreement). The Loan Agreement including schedules is known to Evergreen Solar, Inc. (“Guarantor“) in its entirety. Terms defined in this Guarantee (“Guarantee”) have the meaning defined herein and are not set in italics.
Under the Loan Agreement (as the same may be amended from time to time), the Banks have agreed, subject to certain terms and conditions, to make available credit facilities or other financial accommodation to the Borrower up to the amount of EUR 192,500,000,00.
Correspondingly, the Guarantor issues this Guarantee to ensure that the Security Agent receives payment of all amounts payable by the Borrower pursuant to the wording of the Loan Agreement in the currency and at the place provided for by the Loan Agreement, at its stated or accelerated maturity (the “Indebtedness“) net of any deduction or withholding whatsoever and irrespective of the factual or legal circumstances (including, but not limited to, force majeure or any event or action delaying or preventing any conversion or transfer to or receipt by the Security Agent in the account agreed to by it) and motives by reason of which the Borrower may fail to pay the Indebtedness.

§ 1 Guarantee and Guaranteed Amount
(1)	The Guarantor hereby irrevocably and unconditionally guarantees the payment to the Security Agent, in Magdeburg and in effective EUR, of the Indebtedness up to
EUR 10,000,000.00 (in words: Ten Million Euro)
including interest, cost, expenses, fees and all other amounts as agreed upon to be payable by the Borrower. Payment hereunder will be made in Magdeburg and in effective EUR without any deduction or withholding whatsoever.

(2)	To the extent the Security Agent should assert payments in an aggregate amount of less than EUR 30,000,000.00 from the Guarantor and Q-Cells AG and Renewable Energy Corporation ASA (“Further Guarantors”), the Guarantor is only obliged against the Security Agent to a payment of a portion in the amount of 33.33% (of the guaranteed amount of EUR 10,000,000.00). Upon fulfilment, release or expiration of this Guarantee, the Banks are obliged to return the original of this Guarantee to the Guarantor without undue delay, unless a risk of an insolvency challenge [“Insolvenzanfechtung"] exists.

(3)	This Guarantee is independent of the Gurantees of the Further Guarantors. Therefore this Guarantee is binding independent of the issuance of the Guarantees of the Further Guarantors and no joint and several liability exists between the Guarantor and the Further Guarantors.
§ 2 Payment upon First Demand
The Guarantor shall effect payment under this Guarantee immediately upon the Security Agent’s first demand and confirmation in writing or by teletransmission,
(a)	that the amount claimed from the Guarantor equals 33.33 % of the Indebtedness (or part thereof) which the Borrower has not paid when due after expiration of an applicable cure period, if any, and
(b)	that the Security Agent simultaneously has asserted claims against the Further Guarantors in the same amount under the respective guarantee.

§ 3 Primary, Independent Obligation
This Guarantee constitutes the Guarantor’s independent obligation to make payment to the Security Agent in accordance with the terms of this Guarantee, under any and all circumstances, regardless of the validity, legality or enforceability of the Loan Agreement and irrespective of all objections, exceptions or defences from the Borrower or third parties.
§ 4 Guarantee for Payment
The Security Agent shall not be required first to claim payment from, to proceed against, or enforce any claims against or security given by, the Borrower or any other person before making demand from the Guarantor under this Guarantee.
§ 5 Exclusion of Specific Defences
This Guarantee and the Guarantor’s obligations hereunder shall not be contingent upon the legal relationship between the Security Agent and the Borrower and shall particularly be independent of and enforceable notwithstanding
(a)	invalidity of the Loan Agreement,

(b)	any absence or insufficiency of corporate resolutions relating to the Indebtedness,

(c)	any inadequate representation of the Borrower,

(d)	any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced in the country of the Borrower (including, but not limited to, force majeure or any event or action delaying or preventing any conversion or transfer to or receipt by the Security Agent in the account agreed to by the Security Agent),

(e)	any agreement made between the Security Agent and the Borrower concerning the Indebtedness, including any extension of the term of payment and any rescheduling or restructuring, even if the Guarantor did not give its consent thereto unless such consent is required pursuant to § 10 or § 11 below,

(f)	the taking, existence, variation or release of any other collateral provided to the Security Agent for the Indebtedness, and the Security Agent’s legal relationship with any provider of such other collateral,

(g)	any right of the Borrower to challenge the Loan Agreement,

(h)	any right that the Security Agent may have to set-off the Indebtedness against a counterclaim of the Borrower,

(i)	one or two of the Further Guarantors have not made payments upon the Security Agent’s assertion of claims, and

(j)	one or two of the Further Guarantors have raised defences upon the Security Agent’s assertion of claims.
§ 6 Taxes
To the extent legally possible, any amount payable by the Guarantor under this Guarantee will be paid free and clear of any reduction and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which the Guarantor or the Borrower is situated, and which are deducted from any payment hereunder or under the Loan Agreement. If the deduction of withholding taxes is required by law, then the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Security Agent after such deduction shall equal the amount that would have been receivable had no such deduction been required safe to the extent the Banks are entitled to repayment of the withholding tax by the competent tax authority or to have such withholding tax set-off against their tax liabilities.
In the event of an imminent or actual withholding, the Security Agent shall, at the Guarantor’s request, provide such documents and information as may be necessary or useful for the Guarantor to obtain an exemption from such withholding [“Freistellung”] or to claim back from the respective tax authorities [“Erstattung”] withholdings which have been deducted.
§ 7 Currency Indemnity
Payments made by the Guarantor to the Security Agent pursuant to a judgement or order of a court or tribunal in a currency other than that of the Guarantee (the “Guarantee Currency“) shall constitute a discharge of the Guarantor’s obligation hereunder only to the extent of the amount of the Guarantee Currency that the Security Agent, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognised foreign exchange market. If the amount so received should be less than the amount due in the Guarantee Currency under this Guarantee, then as a separate and independent obligation, which gives rise to a separate cause of action, the Guarantor is obliged to pay the difference.
§ 8 Subrogation; Limitation of Subrogation
(1)	In the event the Guarantor makes any payment hereunder, each of the Banks hereby assigns its claims against the Borrower under the Loan Agreement in the amount of the payment received (directly or through the Security Agent) from the Guarantor; § 774 para (1) sentence 1 of the German Civil Code (BGB) shall apply analogous.

(2)	The Guarantor undertakes not to assert any claim it may have against the Borrower by reason of the performance of its obligations under this Guarantee, whether on contractual grounds or on any other legal basis, until the Indebtedness has been fully satisfied and all amounts payable to the Security Agent under the Loan Agreement have been fully and irrevocably received or recovered.
(3)	Any amount received or recovered by the Guarantor from the Borrower shall be held in trust for and immediately paid to the Security Agent. Subsection (a) shall apply analogous.
§ 9 Dissolution/Change of Structure
The obligations under this Guarantee shall remain in force notwithstanding any dissolution or change in the structure or legal form of the Borrower.
§ 10 Restructuring
Subject to the Guarantor’s written consent, the Security Agent shall be entitled to reschedule or restructure principal, interest and other Indebtedness, to release the Borrower from its Indebtedness and/or to accept a new debtor if, for reasons which the Security Agent deems important, the Security Agent or other companies of the Deutsche Bank group agree to similar measures also with respect to other loans extended to individuals and/or entities in the country of the Borrower. The Guarantor’s liability under this Guarantee shall not be affected by such measures, and the Guarantor undertakes to pay to the Security Agent upon first demand, in accordance with the terms hereof, all such amounts in full at such time as they would have become due and payable had the Loan Agreement and the Indebtedness remained effective without alteration. The Guarantor’s written consent to the terms and documentation of such rescheduling, restructuring, release or debt assumption shall be required.
§ 11 New Money
Should the Security Agent, subject to the Guarantor’s written consent, agree, in connection with a debt restructuring or in order to avoid such restructuring, to extend new credits (“New Money“) to the Borrower or other individuals and/or entities of the public or private sector in the country of the Borrower and should the Security Agent’s participation in such New Money be calculated on the basis of loans extended by the Security Agent and/or other companies of the Deutsche Bank group to the Borrower or such other individuals and/or entities, the Guarantor hereby irrevocably and unconditionally guarantees, in accordance with the terms hereof, that portion of the claims for principal, interest, cost, expenses, fees and other amounts payable in respect of the New Money by which the Security Agent’s participation in the New Money is increased by virtue of the Indebtedness, regardless of whether the Security Agent is legally obliged to take part in the restructuring or the New Money. The Guarantor’s written consent to the terms and documentation of the New Money shall be required.
§ 12 Miscellaneous
The Guarantor represents and warrants that this Guarantee is binding, valid and enforceable against it in accordance with its terms. The Guarantor confirms that it has taken, and will continue to take all necessary steps to ensure that any amount claimed by the Security Agent from it hereunder can be transferred immediately, free of any deduction, cost or charges whatsoever. The Security Agent is only obliged to provide the Guarantor with information regarding the banking business relationship to the Borrower, the Loan Agreement and the Indebtedness if
(a)	the Guarantor has submitted preliminary proof (“Glaubhaftmachung”) to the Security Agent that it has asked for this information at the Borrower without success and

(b)	this information is – in Guarantor’s reasonable opinion — required by the Guarantor.
In any case, however, the Guarantor’s payment obligation is not dependent on such an obligation to provide information.
§ 13 Term
This Guarantee is effective as of its date of issuance and shall expire once all amounts expressed to be payable by the Borrower to the Banks due to the Indebtedness or under the Loan Agreement have been fully and irrevocably received by the Banks.
However, should the Banks thereafter become liable to return monies received in payment of the Indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the Borrower, this Guarantee shall be reinstated and become effective again notwithstanding such expiration.
§ 14 Payments
(1)	Payment without deductions
All payments of the Guarantor under this Guarantee are payable net, with no deductions of tax or similar charges whatsoever, irrespective of the nature thereof, without any express demand made therefor, on the due date (no later than 10 am local time). § 6 shall remain unaffected. Payment obligations shall only be deemed to have been satisfied with the effect of discharging the obligation vis-à-vis the Bank or Banks if and to the extent the relevant amounts are effectively paid in the currency in which they are owed and in immediately disposable funds and have been credited, without reservation, to the corresponding account designated by the Agent (or, in the case of payment obligations under an Ancillary Facility, by the relevant Ancillary Bank) at the main trading centre of the currency in question.
(2)	No set-off
The Guarantor is not entitled to set-off its own counterclaims against claims of the Agent or of the Banks under the Loan Agreement or to assert a right of retention. The waiver of the right to set-off and of retention does not apply to the extent the counterclaims are undisputed or have been bindingly adjudicated.
(3)	Partial payments
Should the Guarantor make payments that are insufficient to satisfy liabilities under this Guarantee and Undertaking which are in arrears or which are due, then in the event of payments to the Agent, the Agent (in accordance with the ratios of the Banks) or, in the case of payments made to an Ancillary Bank, the Ancillary Bank in question shall apply these payments towards such payments as are in arrears or due, in the following priority:
(a)	first – towards fees, commissions, costs and other expenses of the Arranger, the Agent or the Security Agent to be reimbursed;

(b)	second – towards interest claims which are due and have not been paid;

(c)	third – towards outstanding Drawings; and

(d)	fourth – towards all further claims which are due.
§ 15 Notices
(1)	Form
Unless otherwise provided in this Guarantee, all notices under this Guarantee must be given by letter or facsimile.

(2)	Address
All notices to the Guarantor shall be directed to the address set forth in Schedule 10 to the Loan Agreement or to such other address as the Guarantor has timely indicated to the Agent.
§ 16 Amendments
No amendments to this Guarantee shall be valid unless made in writing. The foregoing also applies to any amendment to or waiver of this writing requirement.
§ 17 Transfer
Each Bank is entitled and obliged to assign or transfer, as the case may be, all or part of its rights and duties under this Guarantee to another credit institution or financial institution, provided, however, that such assignment and transfer may only be effected jointly with the assignment and transfer of all or the correspondig part of, as the case may be, the rights and duties such Bank has under the Financing Documents.
§ 18 Severability clause
Should any provisions of this Guarantee be or become invalid or unenforceable, whether in whole or in part, then the remaining provisions hereof shall remain unaffected thereby. The Parties hereby undertake to replace an invalid or unenforceable provision with the valid and enforceable provision that most closely reflects in commercial terms the purpose of the invalid or unenforceable provision. An analogous rule shall apply in the case of contractual gaps.
§ 19 No waiver
A delay or a failure (including an only partial failure) to exercise rights on the part of the Agent or the Banks shall not be deemed a waiver of those rights and shall not give rise to a forfeiture of such rights.
§ 20 Language
(1)	Notices
All notices given in connection with this Guarantee must be given in German or English.
(2)	Documents
Any other document submitted in connection with a Financing Document must:

(a)	be prepared in German or Englisch,

(b)	unless otherwise agreed with the Agent, be submitted together with a certified German translation. In such case the German translation shall take priority, except where the document in question is prescribed by law or is otherwise an official document.
§ 21 Prescription
Any right and any claim of a Financing Party against the Guarantor arising in connection with a Financing Document shall be prescribed after three years from the date it falls due, except where the relevant statutory prescription period is longer.
§ 22 Applicable Law, Jurisdiction
(1)	This Guarantee and all rights and obligations arising hereunder shall in all respects be governed by German law.

(2)	The Guarantor hereby submits to the jurisdiction of the competent courts of Frankfurt am Main. However, each Financing Party may sue the Guarantor before each other competent court. The Guarantor irrevocably waives any objection which it may now or hereafter have that such proceedings have to be brought in a more convenient forum.
Guarantor

Date:	Evergreen Solar, Inc.

	( )	( )

The Security Agent

Date:	Deutsche Bank AG, Filiale Deutschlandgeschäft

	( )	( )
The Agent

Date:	Deutsche Bank Luxembourg S.A.

	( )	( )
The Banks

Date:	Deutsche Bank AG, Filiale Deutschlandgeschäft

	( )	( )

Date:	Deutsche Bank Luxembourg S. A.

	( )	( )

Date:	Bayerische Hypo- und Vereinsbank Aktiengesellschaft

	( )	( )

Date:	HVB Banque Luxembourg Société Anonyme

	( )	( )

Date:	IKB Deutsche Industriebank AG

	( )	( )

NORD/LB Norddeutsche Landesbank Girozentrale
Mitteldeutsche Landesbank

( )	( )

Date:	Sachsen Bank Unselbständige Anstalt der Landesbank Baden-Württemberg.

	( )	( )
The Borrower

Date:	Sovello AG

	( )	( )